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                                                                       EX-10.(r)

LBC Capital Resources, Inc.
1608 Walnut Street
Suite 501
Philadelphia, PA 19103
TEL:  215-985-4000
FAX:  215-985-4926

                                October 17, 1996



EDnet
One Union Street
San Francisco, California 94111

Attention:   Tom Kobayashi
             Chairman and Chief Executive Officer

This letter confirms the agreement ("Agreement") by EDnet, Inc. or its affiliates (the "Company") to retain LBC Capital Resources, Inc. ("LBC") to provide the services described below.

1.       Services. The following summarizes the services to be provided by LBC:

         1.1 Screen and advise the Company with regard to corporations, individuals, mutual funds, hedge funds, investment partnerships, securities firms, lending and other institutions, their referrals and affiliates, which, for their own account or for their clients, customers or investors (collectively "Entities"), may provide a transaction to the Company.

         1.2 Any services provided by LBC under this Agreement shall be at LBC's sole cost and risk. LBC's sole compensation, if any, shall be a "success fee" upon consummation of a transaction by entities ("Entities") for the purpose of effecting such a transaction (hereinafter, a "Transaction"), as provided in
Section 4 below.

2.       Term.

         2.1 This Agreement will be effective upon signing by both parties and shall be in effect for a minimum term of 60 days. Thereafter the Agreement will remain in effect until terminated by either party upon 10 days written notice.

3.       Information.

         3.1 In connection with performing its services hereunder, LBC will be provided with such information regarding the Company and its operations as LBC shall reasonably request.
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                                                                October 17, 1996


4.       Success Fee to LBC.

         4.1 LBC shall receive a success fee ("LBC's Fee"), comprised of cash and warrants.

         4.2 The cash portion of LBC's Fee shall equal 6% of the Transaction Amount and shall be paid as proceeds are received by the Company. Any portion of LBC's Fee (cash or warrants) that is attributable to proceeds to be received by the Company upon the occurrence of a future event, or the satisfaction of a contingency, shall be paid when the event occurs or the contingency is satisfied.

         4.3 Upon completion of one or more Transactions, for each $1,000,000 of Transaction Amount, on a pro-rata basis after transactions aggregating at least $1,000,000 have been closed, LBC or its designee agrees to purchase, and the Company agrees to sell for $2,500, a seven year warrant ("Warrant") equal to 120,000 common shares exercisable at a price per share equal to 125% of the average closing price for the 5 trading days preceding the execution of this Agreement. The warrant will contain standard provisions as to anti-dilution, registration rights, transferability, etc.

         4.4 LBC's fee shall be payable upon consummation of any Transaction which occurs as a result of an agreement with an Entity entered into 1) during the term of this Agreement (Phase I), or 2) within 18 months following termination of this Agreement with regard to Entities, or their affiliates, identified by LBC with which the Company has had discussions during Phase I, or
3) within 36 months following the termination of this Agreement with any Entity, or their affiliates, with which there has been a transaction during Phases 1) or
2) above.

5.       Indemnification.

         5.1 LBC will assume that (a) all information furnished by the Company or its representatives, as well as all information contained in documents prepared by or for the Company that is publicly available or made available to LBC by the Company, is complete and accurate in all material respects, and does not omit any material fact or information necessary to make the statements contained therein not misleading, and (b) the Company has complied or prior to closing will comply with all applicable laws relating to the issuance of securities, provided that LBC will not offer or sell any securities in any jurisdiction without the prior consent of the Company.

         5.2 If the Company fails to fulfill its obligations under this Agreement, the Company will be responsible for resulting expenses, including legal expenses, if any.

         5.3 The Company will indemnify and hold harmless LBC, its affiliates, successors, assigns, directors, officers, agents, employees and their heirs, executors, administrators and all persons, firms and entities who might be claimed to be jointly or severally liable with LBC ("Indemnified Parties") from and against any and all losses, claims, damages, liabilities, costs and expenses (including any legal fees and costs incurred in connection with such claim) to which such Indemnified Parties may become subject as a result of the performance of LBC's services hereunder under any applicable federal or state law or otherwise, except to the extent
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                                                                October 17, 1996


that any such loss, claim, damage or liability, cost and expense is finally judicially determined to have resulted from LBC's negligence or misconduct in the performance of its services hereunder.

6.       Transaction and Transaction Amount

         6.1 The term "Transaction" means any transaction or series or combinations of transactions, such as financing which may include lending transactions, whereby, directly or indirectly, control of or an interest in the Company, its affiliates, or any business with common management with the Company, or any of their respective assets, capital stock or other securities, may be transferred for consideration, including without limitation a merger, acquisition, sale or exchange of stock or assets, lease of assets with or without purchase option, joint venture, royalty or licensing arrangements, minority investment or partnership.

         6.2 The term "Transaction Amount" shall mean the gross amount of consideration exchanged or provided to or by the Company or its shareholders, in a Transaction, or any entities formed in or which results from a Transaction. The Transaction Amount shall be cumulative (e.g. if the Company receives initial consideration and subsequent royalty and/or licensing fees, warrant exercise funds, etc.) such that the Transaction Amount shall include all such consideration.

7.       General Provisions.

         7.1 For the purposes of this Agreement, the term "Company" includes any entity which acquires (by merger or otherwise) all or substantially all of its assets, and the successors or assigns of the Company.

         7.2 The headings on the various paragraphs of this Agreement are solely intended to simplify the reading of this Agreement and are not meant to impart any meaning to the Agreement.

         7.3 LBC will not be responsible for any fees, commissions or expenses payable to any other person, firm or Entity.

         7.4 This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of California.

8.       Expenses.

         8.1 Concurrent with the execution of this Agreement, the Company will issue to LBC a $2,500 non-accountable expense allowance. In addition, identifiable expenses shall be reimbursable by the Company, not to exceed $5,000 without the prior written authorization by the Company.

         8.2 Upon the successful completion of a Transaction, the Company agrees to publish a "Tombstone" advertisement in the Wall Street Journal.
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                                                                October 17, 1996



9.       Acceptance and Effectiveness.

         9.1 Execution of this letter by the Company, and return of a signed copy, by fax or otherwise to LBC, completes this Agreement between LBC and the Company.

         9.2 Nothing herein shall obligate the Company to enter into any financing proposed by LBC.

         If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to my attention.

                                                    Very truly yours,
                                                    LBC Capital Resources, Inc.


                                                    By: /s/James F. Mongiardo
                                                        ------------------------
                                                        James F. Mongiardo
                                                        Managing Director
ACCEPTED:

EDnet


By: /s/Tom Kobayashi                                 Date: 10/21/96
    ------------------------------------                   ---------------------
    Tom Kobayashi
    Chairman and Chief Executive Officer
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LBC Capital Resources, Inc.
1608 Walnut Street
Suite 501
Philadelphia, PA 19103
TEL:  215-985-4000
FAX:  215-985-4926                  EDnet

                       Proposed Summary of Principal Terms

Amount:             $ 5 million

Type:               Convertible Preferred via Regulation D

Dividends:          8% per annum (payable in shares of common upon conversion)

Conversion Price:   100% of the average closing bid price for the five trading days prior to closing the transaction.

Redemption:         Redeemable in whole or in part by the Company any time after the first year of issuance, if stock rises (for any consecutive 20 day trading period) to 200% or more of the average closing bid price for the five trading days prior to closing the transaction.

Mandatory
Conversion:         The Preferred will be converted at the Company's option
                    concurrently with the closing of an underwritten public offering of the Company's Common Stock so long as the gross aggregate amount raised by such offering equals or exceeds
                    $10 million and the gross public offering price equals or exceeds $8.00 per Common Share.

Warrants:           The holder will receive one half purchase warrant for each share received upon conversion. The terms shall be 5 years and the exercise price 150% of the average closing bid price for the five trading days prior to closing the transaction.
                    The Company will have the right to call the warrants any time after one year if the Common Stock rises (for any consecutive 20 day trading period) to 250% or more of the average closing bid price for the five trading days prior to closing the transaction.

Registration:       Within 90 business days from closing, the Company will use it's best efforts to file a Registration Statement covering the resale of shares of common stock into which the Preferred Stock may be converted and for which warrants may be exercised.

Conditions:         Mutual agreement on the specific details of the investment.
                    Satisfactory completion of due diligence.